Exhibit 99.2

MEDIA CONTACT:
Janice R. Drummond
(847) 286-8316

FOR IMMEDIATE RELEASE:
April 19, 2001

SEARS REPORTS FIRST-QUARTER 2001 NET INCOME OF $176 MILLION

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) reported first-quarter 2001 net income of $176 million or $0.53 per share, compared with 2000 first-quarter net income of $235 million or $0.65 per share, a decrease of 18.5 percent on a per share basis. Revenues for the quarter were $8.86 billion compared with $8.93 billion in the first quarter of last year.

"In the first quarter, the credit business performed in line with expectations, reflecting continued strong portfolio quality," said Chairman and Chief Executive Officer Alan J. Lacy. "However, this was another difficult quarter for the retail industry. Our domestic and Canadian retail businesses performed below the company's expectations, with comparable store sales declines in both domestic and Canadian stores. In addition, pressure on margins and higher Canadian expenses also contributed to lower earnings."

Retail and Related Services

Retail and Related Services revenues for the first quarter of 2001 of $6.81 billion were slightly below last year's first quarter revenues of $6.83 billion. Sales increases at The Great Indoors, Sears online business, and hardware stores were offset by declines in full-line stores, commercial sales and automotive stores. "The slowing economy and colder than anticipated weather had an impact on both our hardlines and softlines businesses, as well as our specialty formats," said Lacy. "In hardlines, we experienced strong growth in electronics, home appliances and sporting goods, offset by significant decreases in lawn and garden sales. In softlines, sales increases in home fashions and fine jewelry were offset by lower than anticipated results among the other softlines categories."

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Sears/Add One

Retail and Related Services gross margin rate declined by 70 basis points to 24.3%, reflecting increased promotional markdowns particularly in softlines as well as a balance of sale shift to hardlines products. Selling and administrative spending increased by 1.9 percent versus last year's quarter partly due to investments in The Great Indoors. As a percent of revenue, selling and administrative expenses were 50 basis points higher than last year's first quarter.

Retail and Related Services posted an operating loss of $56 million as compared with operating income of $21 million in the prior year period. The $77 million decline is primarily due to lower than anticipated revenues and pressures on margins and expenses as well as investment in The Great Indoors.

Credit and Financial Products

First-quarter domestic credit and financial products revenues declined 7.6 percent from a year ago, to $1.03 billion. This decline is primarily due to a $1.7 billion reduction in average on-book owned credit card receivables. Revenues on the managed portfolio also declined. While average and ending managed credit card receivable balances were slightly higher than last year, overall portfolio yield declined.

Lower operating expenses and a lower provision for uncollectible accounts largely offset the revenue decline. The continued strength of the receivables portfolio is reflected in the

$54 million reduction in net charge-offs and related provision expense for on-book receivables. The net charge-off rate for the managed portfolio declined to 5.07% from 5.69% a year ago. Interest expense and funding rate were relatively flat with last year's quarter.

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Sears/Add Two

The domestic allowance for uncollectible accounts decreased to $567 million from $649 million at year-end 2000. The $82 million decrease is related to $2.0 billion of receivables transferred to the securitization Master Trust in the first quarter of 2001. Apart from the effect related to the $2.0 billion securitization, the allowance is unchanged from year-end 2000. As previously announced, the company will record a one-time non-cash pretax charge of approximately $520 million in the second quarter to re-establish an allowance for uncollectible accounts related to approximately $12 billion of previously securitized receivables

Reported operating income from credit and financial products declined by $9 million or 2.2 percent. First-quarter 2001 operating income includes $40 million of securitization income or 8 cents per share as compared with $19 million or 3 cents per share in the first quarter of 2000.

Sears Canada

Sears Canada revenue increased 2.6 percent to $942 million in the first quarter of 2001. The increase primarily reflects new store openings in 2000, as comparable store sales declined by 0.6%. This comparison with last year's quarter was also adversely affected by a nearly 5 percent decline in the value of the Canadian dollar relative to the U.S. dollar.

The segment reported an operating loss of $10 million, a $28 million decline from last year's quarter. The decline is primarily due to higher selling and administrative spending to support stores opened in 2000, particularly the Eatons banner stores. These increases were partly offset by the absence of spending on Eaton's integration.

Corporate and Other

Revenues from the home services businesses included in the Corporate and Other segment increased by almost 17 percent while profits improved by $6 million. Corporate headquarters spending was even with last year's quarter due to the company's ongoing focus on productivity. The company repurchased 4.3 million shares of Sears common stock during the quarter at a cost of $168 million.

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Sears/Add Three

Outlook

"The trends seen in the first quarter are likely to continue through the second quarter," said Lacy. "We are projecting a high-single to low-double digit percentage decline in second-quarter earnings per share excluding non-comparable items and securitization income. We are more optimistic about the second half and are forecasting full-year earnings per share to be in line with last year excluding noncomparable items and net securitization income."

Statements contained under the "Outlook" heading of this release are forward looking statements, based on assumptions about the future, which are subject to risks and uncertainties, such as competitive conditions in retail, changes in consumer confidence, changes in interest rates, delinquency and charge-off trends in the credit card receivables portfolio, the pace of development of new sites for The Great Indoors, consumer acceptance and use of the Sears Gold MasterCard, and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. The company believes its forward looking statements are reasonable but cautions that actual results could differ materially. The company intends these forward looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves families across the country through approximately 860 full-line department stores, approximately 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, sears.com. Sears, Roebuck and Co. is the majority owner of Sears Canada Inc.

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SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended
	March 31, 2001 and April 1, 2000
(millions, except earnings per share)	2001	2000	% Change
Revenues
Merchandise sales and services	$ 7,754	$ 7,738	0.2%
Credit and financial products revenues	1,103	1,187	-7.1%
Total revenues	8,857	8,925	-0.8%
Costs and expenses
Cost of sales, buying and occupancy	5,836	5,783	0.9%
Selling and administrative	2,031	1,989	2.1%
Depreciation and amortization	215	212	1.4%
Provision for uncollectible accounts	191	245	-22.0%
Interest	312	316	-1.3%
Total costs and expenses	8,585	8,545	0.5%

Operating income	272	380	-28.4%
Other income, net	1	1	-

Income before income taxes and
minority interest	273	381	-28.3%

Income taxes	(98)	(140)	-30.0%

Minority interest	1	(6)	-

Net income	$ 176	$ 235	-25.1%

Earnings per share:

Basic	$ 0.53	$ 0.65	-18.5%

Diluted	$ 0.53	$ 0.65	-18.5%

Average common and dilutive common
equivalent shares outstanding	333.5	360.0

SEARS, ROEBUCK AND CO. CONSOLIDATED BALANCE SHEET

(millions)
	March 31,	April 1,	December 30,
	2001	2000	2000
Assets
Current Assets
Cash and cash equivalents	$ 510	$ 449	$ 842
Retained interest in transferred credit card receivables	3,863	3,036	3,105
Credit card receivables, net	14,730	17,049	17,317
Other receivables	459	299	506
Merchandise inventories	6,019	5,738	5,618
Prepaid expenses and deferred charges	623	553	486
Deferred income taxes	981	716	920
Total current assets	27,185	27,840	28,794

Property and equipment, net	6,499	6,361	6,653
Deferred income taxes	255	302	174
Other assets	967	1,463	1,278
Total assets	$ 34,906	$ 35,966	$ 36,899

Liabilities
Current liabilities
Short-term borrowings	$ 3,412	$ 3,027	$ 4,280
Current portion of long-term debt and capitalized leases	2,313	2,444	2,560
Accounts payable and other liabilities	6,311	6,443	7,336
Unearned revenues	1,079	1,007	1,058
Other taxes	446	420	562
Total current liabilities	13,561	13,341	15,796

Long-term debt and capitalized leases	11,623	12,614	11,020
Postretirement benefits	1,913	2,135	1,951
Minority interest and other liabilities	1,362	1,362	1,363
Total liabilities	28,459	29,452	30,130

Commitments and Contingent Liabilities

Shareholders' Equity
Common shares	323	323	323
Capital in excess of par value	3,528	3,549	3,538
Retained income	7,079	6,105	6,979
Treasury stock - at cost	(3,862)	(3,053)	(3,726)
Deferred ESOP expense	(85)	(126)	(96)
Accumulated other comprehensive loss	(536)	(284)	(249)
Total shareholders' equity	6,447	6,514	6,769

Total liabilities and shareholders' equity	$ 34,906	$ 35,966	$ 36,899

Total common shares outstanding	329.8	352.6	333.2

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION

(millions, except number of stores)
	For the 13 Weeks Ended
	March 31, 2001 and April 1, 2000

	Retail and Related Services			Corporate and Other
(millions, except number of stores)	2001	2000	% Change	2001	2000	% Change

Total Revenues	$ 6,806	$ 6,826	-0.3%	$ 84	$ 72	16.7%

Costs and expenses
Cost of sales, buying and occupancy	5,153	5,121	0.6%	37	33	12.1%
Selling and administrative	1,530	1,502	1.9%	100	100	0.0%
Depreciation and amortization	176	179	-1.7%	14	12	16.7%
Interest	3	3	0.0%	-	-	-
Total costs and expenses	6,862	6,805	0.8%	151	145	4.1%

Operating income	$ (56)	$ 21	-	$ (67)	$ (73)	8.2%

	Credit and Financial Products			Sears Canada
(millions)	2001	2000	% Change	2001	2000	% Change

Total Revenues	$ 1,025	$ 1,109	-7.6%	$ 942	$ 918	2.6%

Costs and expenses
Cost of sales, buying and occupancy	-	-	-	646	629	2.7%
Selling and administrative	155	170	-8.8%	246	217	13.4%
Depreciation and amortization	5	4	25.0%	20	17	17.6%
Provision for uncollectible accounts	181	235	-23.0%	10	10	0.0%
Interest	279	286	-2.4%	30	27	11.1%
Total costs and expenses	620	695	-10.8%	952	900	5.8%

Operating income	$ 405	$ 414	-2.2%	$ (10)	$ 18	-

		March 31,	April 1,
		2001	2000

Domestic inventories	-LIFO	$ 5,328	$ 5,102
	-FIFO	$ 5,906	$ 5,710

		For the 13 Weeks Ended
		March 31, 2001 and April 1, 2000

Pretax LIFO charge		$ 12	$ 12

		December 30,			March 31,
Domestic retail stores:		2000	Opened	Closed	2001
Full-line stores		863	1	(4)	860
Specialty formats		2,158	6	(37)	2,127
Total		3,021	7	(41)	2,987

Gross square feet		147.3	0.1	(1.4)	146.0

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - DOMESTIC CREDIT CARD RECEIVABLES
(millions)

The following credit information relates to the domestic managed portfolio of credit card receivables which is comprised of on-book credit card receivables, credit card receivables underlying retained interest securities and securities which have been sold to third parties. The effective financing rate is based on both domestic on-book debt of the company and securitization interest of the Sears Master Trust.

	For the 13 Weeks ended
	March 31, 2001 and April 1, 2000
	2001	2000
Average domestic credit card receivables:
Managed credit card receivables	$ 26,340	$ 26,094
Securitized balances sold	(7,816)	(6,443)
Retained interest in transferred
credit card receivables	(3,638)	(3,106)
Owned credit card receivables	$ 14,886	$ 16,545

	March 31,	April 1,
	2001	2000
Ending domestic credit card receivables:
Managed credit card receivables	$ 25,699	$ 25,451
Securitized balances sold	(8,143)	(6,301)
Retained interest in transferred
credit card receivables	(3,863)	(3,036)
Other receivables	95	107
Owned credit card receivables	$ 13,788	$ 16,221

	For the 13 Weeks ended
	March 31, 2001 and April 1, 2000
Domestic managed credit card receivables-	2001	2000
Net interest margin:
Portfolio yield	19.13%	20.29%
Effective financing rate	6.06%	5.93%
Net interest margin	13.07%	14.36%

Domestic managed net charge-off rate	5.07%	5.69%

	2001 2000
	Mar. 31, 2001	Dec. 30, 2000	Sep. 30,2000	July 1, 2000	Apr. 1, 2000

Domestic managed credit card receivables-
Delinquency rate	7.50%	7.56%	7.47%	7.15%	7.20%

Allowance for uncollectible accounts	$ 567	$ 649	$ 624	$ 725	$ 725

Allowance % of domestic owned credit
card receivables	4.14%	4.03%	4.18%	4.46%	4.48%

SEARS, ROEBUCK AND CO.
SECURITIZATION ACCOUNTING
QUARTERLY IMPACT INCLUDED IN REPORTED RESULTS

Note: Adding numbers shown below to reported results eliminates the impact of securitization accountingincluded in the previously reported results

(millions)

Quarter ended March 31, 2001	Qtr 1 2001	Qtr 2 2001	Qtr 3 2001	Qtr 4 2001	2001 YTD

Total revenues	$ 275	$ -	$ -	$ -	$ 275

Selling and administrative	39	0	0	0	39
Provision for uncollectibleaccounts	153	0	0	0	153
Interest	123	0	0	0	123

Total costs and expenses	315	0	0	0	315

Operating income	(40)	0	0	0	(40)

Net income	$ (26)	$ -	$ -	$ -	$ (26)

EPS - Diluted
Reported	$ (0.08)	$ -	$ -	$ -	$ (0.08)
Excluding non-comp items	$ (0.08)	$ -	$ -	$ -	$ (0.08)
shares o/s	333.5	-	-	-	333.5

Year Ended December 30, 2000	Qtr 1 2000	Qtr 2 2000	Qtr 3 2000	Qtr 4 2000	2000 YTD

Total revenues	$ 252	$ 212	$ 255	$ 250	$ 969

Selling and administrative	32	32	34	37	135
Provision for uncollectible accounts	136	115	137	134	522
Interest	103	102	110	125	440

Total costs and expenses	271	249	281	296	1,097

Operating income	(19)	(37)	(26)	(46)	(128)

Net income	$ (12)	$ (23)	$ (17)	$ (30)	$ (82)

EPS - Diluted
Reported	$ (0.03)	$ (0.06)	$ (0.05)	$ (0.09)	$ (0.24)
Excluding non-comp items	$ (0.03)	$ (0.06)	$ (0.05)	$ (0.09)	$ (0.24)
shares o/s	360.0	348.4	341.8	334.9	346.3